CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 68 to the registration statement on Form N-1A (File No. 33-56339) ("Registration Statement") of our reports dated October 13, 2004 and October 15, 2004, respectively, relating to the financial statements and financial highlights appearing in the August 31, 2004, Annual Report of Putnam New Value Fund and Putnam International Capital Opportunities Fund, each a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Boston, Massachusetts
December 27, 2004